Exhibit 10.14

NSTAR

ANNUAL INCENTIVE PLAN

(Amended and Restated as of January 1, 2003)

TABLE OF CONTENTS

Section		Page
1	Establishment and Purpose	3

2	Definitions	3

3	Eligibility and Participation	4

4	Award Grants and Payout Determination	4

5	Payout	5

6	Designation of Beneficiaries	5

7	Administration	5

8	Amendments	6

9	Applicable Laws	6

10	Miscellaneous	6

NSTAR

ANNUAL INCENTIVE PLAN

Section 1. Establishment and Purpose

1.1	Establishment of Plan. NSTAR herewith establishes an incentive compensation plan for certain executives and other key employees, as herein set forth, which shall be known as the “NSTAR ANNUAL INCENTIVE PLAN” (hereinafter referred to as the “Plan”). The effective date of the Plan, as amended and restated, is January 1, 2003.

1.2	Purpose. The purpose of this Plan is to attract, recognize, motivate, and retain selected key employees of the Company, encourage teamwork and provide a meaningful incentive award geared to the achievement of specific annual performance goals.

Section 2. Definitions

2.1	Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless expressly otherwise provided. When the defined meaning is intended, the term is capitalized.

(a)	The term “Base Salary” means a Participant’s annual rate of pay in effect on the last day of the Plan Year or such other date specified by the Committee.

(b)	The term “Beneficiary” means the person or persons entitled to receive the interest of a Participant under the Plan in the event of the Participant’s death as provided in Section 6 hereof.

(c)	The term “Board” means the Board of Trustees of the Company.

(d)	The term “Chief Executive Officer” means the Chief Executive Officer of the Company.

(e)	The term “Committee” means the Executive Personnel Committee of the Board of the Company.

(f)	The term “Company” means NSTAR (together with its employer subsidiary or subsidiaries) and any successor thereto that adopts the Plan.

(g)	The term “Employee” means any person (including any officer) employed by the Company on a full-time salaried basis.

(h)	The term “Individual Performance Objectives” means the individual goals and objectives established for a Participant at the beginning of a Plan Year. Individual Performance Objectives shall be established in conjunction with a Participant’s supervising manager and approved by the head of the respective business area and the Chief Executive Officer. The Committee may decide to use an alternative to a formal, individual goal setting process, and instead a Participant’s performance may be evaluated against broad corporate performance criteria.

(i)	The term “Participant” means an Executive or other key employee who has been approved to participate in the Plan for a specified Plan Year.

(j)	The term “Payout” means the actual payment to the Participant at the end of a Plan Year based on the attainment of Individual Performance Objectives as assessed by the Participant’s manager and as approved by the Participant’s senior executive and by the Chief Executive Officer.

(k)	The term “Performance Goals” means the expected levels of achievement with respect to the performance measures assigned for the Plan Year by the Committee to the Company. In general, Performance Goals shall reflect the annual business plans of the Company and its respective units.

(l)	The term “Performance Payout Formula” means the relationship between the degree to which Performance Goals and the Individual Performance Objectives are attained over the Plan Year and the Payout as a percent of the Payout Range. The Performance Payout Formula may vary by Performance Goal and Individual Performance Objectives at the beginning of each Plan Year. However, the Payout shall not exceed 200% of the Participant’s annual base salary, unless approved by the Committee for extraordinary performance.

(m)	The term “Plan Year” means the Company’s fiscal year.

(n)	The term “Payout Range” means the ranges of payment which constitute the potential Payout to a Participant in the event Performance Goals are fully met and the individual performance of the Participant is fully proficient and satisfactory. Such Payout Range shall be expressed as percentage (0% to 200%) of the applicable Base Salary as established by the Chief Executive Officer and shall be subject to change upon review with the Committee, and shall be based upon information provided to the Chief Executive Officer and the Committee by the Company’s compensation consultant.

Section 3. Eligibility and Participation

3.1	Eligibility and Participation. Eligibility for participation in the Plan will be at the discretion of the Chief Executive Officer and shall be limited to those Company officers, directors and managers who, by the nature and scope of their position, regularly and directly make or influence policy decisions which significantly impact the overall annual results or success of the Company. Those approved for participation shall be notified of their selection as soon as practical following approval.

3.2	Partial Plan Year Participation. Upon approval of the Chief Executive Officer, additional Participants may be admitted for participation at any time during the Plan Year. In such cases, the Chief Executive Officer shall determine the extent to which the Participant shall be eligible to receive an award for the Plan Year.

3.3	Termination of Employment. No Payout shall be made for a Plan Year to a Participant whose employment with the Company is terminated during the Plan Year as a result of a voluntary or involuntary termination; provided, however, that in other cases of partial year service a prorated Payout may be made on the basis of the Participant’s actual employment and partial service during the Plan Year, such prorated payment, if any, to be as determined by the Chief Executive Officer upon consultation with the Committee.

3.4	No Rights Conferred. Selection for participation in the Plan in one Plan Year shall not confer on the Participant the right to participate in the Plan for any other Plan Year. Furthermore, nothing in the Plan or in any Payout made under the Plan shall confer on any Participant any right to continue in the employ of the Company or affect the right of the Company to terminate a Participant’s employment at any time.

Section 4. Payout Determination

4.1

Establishment of Performance Goals, Individual Performance Objectives and Performance Payout Formulas. At the beginning of each Plan Year the Committee will establish the Plan Performance Goals. The Chief Executive Officer will establish Individual Performance Objectives and Performance Payout Formulas. The degree to which amounts are earned by achievement of one Performance Goal or Individual Performance Objectives shall have no direct effect on the determination of amounts earned by achievement of other Performance Goals. To establish the Performance Goals, Individual Performance Objectives and Performance Payout Formulas for each Plan Year, any information that is relevant regarding the likely performance of the Company, its units, and Participants may be used. The Performance Goals, Individual Performance Objectives and Performance Payout Formulas, will be communicated to Participants as soon as practicable following their determination. If during a Plan Year, the Chief Executive Officer determines a change in the Company’s business, operations, corporate or capital structure, the manner in which it conducts business or any other change to be extraordinary and material and determines that, as a result of such change, the established Performance Goals, Individual Performance Objectives and Performance Payout Formulas are no longer appropriate, the Chief Executive Officer may make modifications as he deems appropriate and equitable in the Chief Executive Officer’s sole discretion, provided that any changes in Performance Goals are subject to Committee review.

4.2	Assignment of Payout Ranges. For each Plan Year, the Chief Executive Officer shall determine and assign the Payout Ranges for each Participant. Such determination shall be based on competitive market data. For senior executive officers, such Payout Ranges shall be approved by the Committee, which shall adjust such Payout Ranges as it deems appropriate.

4.3	Determination of Payouts. The actual Payout amount shall be dependent upon the achievement of the established Performance Goals and Individual Performance Objectives. The Payouts to all senior executive officers of the Company, including the Chief Executive Officer, shall be approved by the Committee. The Payouts to non-senior executive officers shall be approved by the Chief Executive Officer. The Committee’s and the Chief Executive Officer’s determination, as the case may be, of the Payouts shall be final, binding, and conclusive.

Section 5. Payout

5.1	Payout. A Participant’s Payout shall be paid to the Participant as soon as practical following the end of the fiscal year. Payouts shall be in the form of cash.

5.2	Payment on Prorated Payout. Prorated payments that are made pursuant to Section 3.3, if any, shall be paid to the Participant, or in the event of death, the Participant’s Beneficiary, as soon as practicable following the end of the fiscal year. Prorated payments shall be made in the form of cash.

5.3	Deferral of Payout. Payouts to eligible Participants may be deferred at the election of the Participant in accordance with the provisions of the NSTAR Deferred Compensation Plan.

Section 6. Designation of Beneficiaries

A Participant may designate a Beneficiary or Beneficiaries who, in the event of a Participant’s death, are to receive the Payout that otherwise may in the discretion of the Chief Executive Officer have been paid to the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Company during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his Beneficiary or Beneficiaries by a written instrument delivered to the Company. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each Payout, the designation shall vest in the Beneficiary all of the Payout whether payable before or after the Beneficiary’s death, and any Payout remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event a Participant shall not designate a Beneficiary of Beneficiaries as aforesaid, or if for any reason such designation shall be ineffective, in whole or in part, the Payout that otherwise would have been paid to such Participant shall be paid to the Participant’s beneficiary as designated by the Participant in the Company’s group life insurance program. In the event the Participant’s beneficiary as designated in the Company’s group life insurance program is ineffective, in whole or in part, the Payout shall be paid to the Participant’s estate and in such event the term “Beneficiary” shall include his estate.

Section 7. Administration

7.1	The Committee. This Plan shall be administered by the Chief Executive Officer on behalf of the Committee in accordance with rules that the Committee may establish from time to time. Such administrative duties shall include, but not be limited to the following:

7.1.1	Recommending appropriate Performance Goals to the Committee for its approval.

7.1.2	Recommending Payout Ranges for the CEO and the senior executives to the Committee for its approval.

7.1.3	Designating the Participants, Individual Performance Objectives and Performance Payout Formulas for each Plan year.

7.2	The Corporate Staff Departments. Corporate staff departments shall be responsible for providing support to the Committee and the Chief Executive Officer in carrying out their respective responsibilities. These tasks shall include, but not be limited to, the following:

7.2.1	Maintaining and updating plan documentation and administration guides.

7.2.2	Designing the necessary forms for ongoing plan administration.

7.2.3	Developing schedules for the Payout Ranges. Maintaining a database of Participants, Payout Ranges and Payouts for control purposes.

Section 8. Amendments

In addition to the provisions set forth hereinbefore, the Committee, in its absolute discretion, without notice, at any time and from time to time, may modify or amend in whole or in part, any or all of the provisions of this Plan, suspend or terminate it entirely or make a Payout not in conformance with the provisions of this Plan; provided, that no such modification, amendment, suspension, or termination may without the consent of a Participant, or his Beneficiary in the case of the death of the Participant, reduce the right of a Participant, or his Beneficiary as the case may be, to a Payout hereunder to which he is entitled in accordance with the provisions contained in Section 5 of this Plan.

Section 9. Applicable Laws

This Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Massachusetts.

Section 10. Miscellaneous

10.1	Non-transferability. A Participant’s rights and interest under the Plan, including payouts, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to his or her designated Beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

10.2	Relationship to Other Benefits. No Payout or other payment under the Plan shall be taken into account in determining any benefits under any group insurance, or other benefit plan of the Company, other than as specifically set forth in such plan.

10.3	Expenses. All expenses of administering the Plan shall be borne by the Company and shall not be charged to any Participant or to any payments due any Participant.

10.4	Gender and number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine, and the definition of any term in the singular may include the plural.